EXHIBIT 10.41

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made and entered into effective as of May 1, 2004, is by and among M&S IMAGING PARTNERS, L.P., a Delaware limited partnership (“Seller”), VHS SAN ANTONIO IMAGING PARTNERS, L.P., a Delaware limited partnership (“Buyer”), RADIOLOGIX, INC., a Delaware corporation (“Radiologix”), and VANGUARD HEALTH SYSTEMS, INC., a Delaware corporation (“Vanguard”).

RECITALS:

WHEREAS, as more particularly described herein, this Agreement provides for the sale by Seller to Buyer of all of Seller’s right, title and interest to the assets, real, personal and mixed, tangible and intangible, owned or leased by Seller and used by Seller in the operation of M & S Imaging and P.E.T. Center, a single diagnostic imaging center located in San Antonio, Texas (the “Center”); and

WHEREAS, pursuant to the terms of that certain Purchase and Contribution Agreement, dated of even date herewith, among Buyer, Seller, Radiologix, Vanguard and San Antonio Partners, L.P., a Delaware limited partnership, Buyer is also acquiring the partnership interests owned by Seller of certain partnerships (the “Related Agreement”).

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties, intending to be legally bound, agree as follows:

AGREEMENT:

1.	DEFINITIONS AND REFERENCES

1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

Accounts Receivable: all accounts receivable of the Center for patient services provided by the Center through the close of business on the day immediately prior to the Closing Date, accrued and unaccrued, including Government Payment Program receivables and accounts that have been written off;

Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by Contract or otherwise;

Agreement: this Asset Purchase Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

Annual Financial Statements: the unaudited balance sheet of Seller as of December 31, 2002 and December 31, 2003, and the unaudited statement of earnings for each of the years then ended;

Assets: all assets, real, personal and mixed, tangible and intangible, other than the Excluded Assets, owned or leased by Seller and its Affiliates and used by Seller in the operation of the Center;

Assumed Contracts: the Contracts listed or described on Schedule 2.01(e) and the Immaterial Contracts;

Assumed Liabilities: (i) all obligations of Seller arising on or after the Closing Date with respect to any period commencing on the Closing Date under the Assumed Contracts, (ii) vacation, holiday, sick and other leave accumulations of the Hired Employees (whether in such form or in the form of so-called paid time off), and estimated Taxes thereon, and (iii) the other liabilities and obligations, if any, described on Schedule 2.03; provided that the Assumed Liabilities shall only include those liabilities and obligations described in clauses (ii) and (iii) above with respect to which Buyer has received a credit against the Purchase Price as provided in Section 2.05(b);

Buyer: VHS San Antonio Imaging Partners, L.P., a Delaware limited partnership and an Affiliate of Vanguard;

Buyer’s Indemnified Persons: Buyer, Vanguard, and Buyer’s and Vanguard’s partners, stockholders, Affiliates, successors and assigns from time to time, and their respective stockholders, partners, Affiliates, directors, trustees, officers, employees, agents and representatives;

Cash Portion of the Purchase Price: defined in Section 2.05(b);

Center: the single diagnostic imaging center located in San Antonio, Texas and operated by Seller under the name “M & S Imaging and P.E.T Center”, together with the business office and call center operated in connection therewith;

Center Employees: those non-physician employees of Seller or any Affiliate of Seller who are employed at the Center, the Centers (as defined in the Related Agreement) and/or the business office or call center operated in connection therewith and whose primary responsibilities are to perform services for the Center and/or for the Centers, provided that Center Employees shall expressly exclude employees whose primary responsibilities are to perform services for the practice management business of Seller;

Claim Notice: written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party under Article 9, including a Revenue Agent’s Report, Statutory Notice of Deficiency, Notice of Proposed Assessment, or any other official written notice from a Taxing authority that Taxes are due or that a Tax audit will be conducted;

Closing: defined in Section 8.01;

Closing Date: the date as of which the Closing occurs;

Closing Documents: all instruments, agreements, certificates or other documents executed or delivered by any Party to another Party at Closing;

Code: the Internal Revenue Code of 1986, as amended;

Contract: each commitment, contract, lease, license, agreement and understanding, written or oral, to which Seller is a party relating to the Center or by which it or any of the Assets are bound, including agreements with physicians, managed care plans and other payers, management, employment, retention and severance agreements, vendor agreements, real and personal property leases and schedules, maintenance agreements and schedules, agreements with municipalities and labor organizations, and bonds, mortgages and other loan agreements;

Controlled Group: with respect to Seller, a group consisting of each trade or business (whether or not incorporated) which, together with Seller, would be deemed a “single employer” within the meaning of section 4001(a)(14) of ERISA;

Effective Date: the date as of which this Agreement was entered into by the Parties, as set forth on the first page of this Agreement;

Employee Benefit Plan: any (1) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (2) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (3) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (4) Employee Welfare Benefit Plan or material fringe benefit plan or program;

Employee Pension Benefit Plan: defined in section 3(2) of ERISA;

Employee Welfare Benefit Plan: defined in section 3(1) of ERISA;

Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions (including those on transferring, pledging and mortgaging) and other encumbrances, and Contracts to create or suffer any of the foregoing;

ERISA: the Employee Retirement Income Security Act of 1974, as amended;

ERISA Fiduciary: defined in section 3(21) of ERISA;

Excluded Assets: defined in Section 2.02;

Excluded Liabilities: any and all liabilities of Seller, other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising prior to or after Closing;

Financial Statements: the Annual Financial Statements, Interim Financial Statements, and the financial statements described in Section 5.04(b)(i);

Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision, and private arbitration panels or dispute resolution makers;

Government Payment Programs: federal and state Medicare, Medicaid and TRICARE programs, and similar or successor programs with or for the benefit of Governmental Authorities;

Hired Employees: those Center Employees who accept the offer of employment made by Buyer or Buyer’s Affiliates pursuant to Section 5.03;

Immaterial Contracts: Contracts that (i) require the future payment by the Center of $15,000 or less or the future performance by the Center of services having a value of $15,000 or less, or (ii) are terminable by the Center at any time without cause upon notice of 90 days or less, and that require during the period prior to termination the payment of $15,000 or less or the future performance of services having a value of $15,000, provided that Immaterial Contracts shall not include any Contracts described in paragraphs (a) through (g) of Section 3.15;

Indemnified Party: any Person entitled to indemnification under Article 9;

Indemnifying Party: any Person obligated to indemnify another Person under Article 9;

Indemnity Notice: written notification of a claim for indemnity under Article 9, other than a Third Party Claim, made by an Indemnified Party to an Indemnifying Party pursuant to Section 9.05(b);

Intellectual Properties: all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade secrets and similar intangibles (including variants of and applications for the foregoing);

Interim Financial Statements: the balance sheets and statements of earnings of the Seller as of and for the two months ended February 29, 2004;

Investments: shares of capital stock of any corporation, interests in partnerships or limited liability companies, or other equity or debt instruments in any other Person, and proceeds from the sale thereof;

Legal Requirements: with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses;

Losses: any and all damages, claims, costs, losses (including any diminution in value), liabilities, expenses or obligations (including Taxes, interest, penalties, court costs, costs of preparation and investigation, and attorneys’, accountants’ and other professional advisors’ fees and expenses);

Material Adverse Effect: a material adverse effect, either individually or in the aggregate, on the business, Assets, liabilities, financial condition or results of operations of the Center, but excluding the effect of (i) matters described in any Schedule, (ii) changes in the economy of the United States in general, and (iii) changes in Legal Requirements or Government Payment Programs generally applicable to owners or operators of diagnostic imaging centers in the city where the Center is located;

Multiemployer Plan: defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA;

Multiple Employer Plan: an Employee Pension Benefit Plan which is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes Seller is or has been a contributing sponsor;

Notice Period: defined in Section 9.05(a)(i);

Other Plan: any Contract, program or arrangement which provides cash or non-cash benefits or perquisites to current or former Center Employees, but which is not an Employee Benefit Plan;

Party: any party to this Agreement, its successors and assigns;

Party in Interest: a “party in interest” as defined in section 3(14) of ERISA, and a “disqualified person” as defined in the Code;

PBGC: the Pension Benefit Guaranty Corporation;

Permitted Encumbrances: (i) each Encumbrance identified as such on the Interim Financial Statement or on any Schedule, (ii) liens for Taxes that are not yet due or delinquent, (iii) mechanics’ and landlord liens arising in the ordinary course of business under the Center lease, and (iv) such other Encumbrances accepted in writing by Buyer to which the Assets may be subject at Closing;

Person: any individual, company, body corporate, association, partnership, firm, joint venture, trust, trustee or Governmental Authority;

Physician Group: M & S Imaging Associates, P.A., a Texas professional association;

Prohibited Transaction: defined in section 406 of ERISA and section 4975 of the Code;

Purchase Price: defined in Section 2.05;

Radiologix: Radiologix, Inc., a Delaware corporation;

Reportable Event: defined in section 4043 of ERISA;

Schedule: One or more of the schedules prepared and delivered to Buyer by Seller or prepared and delivered to Seller by Buyer, in which a Party sets forth certain exceptions to the representations, warranties or covenants of such Party in this Agreement and other information specified in this Agreement as being included in such Schedule or Schedules;

Seller: M & S Imaging Partners, L.P., a Delaware limited partnership, an Affiliate of Radiologix;

Seller’s Indemnified Persons: Seller and Radiologix and Seller’s and Radiologix’s stockholders, Affiliates, successors and assigns, and their respective partners, stockholders, directors, trustees, officers, employees, agents and representatives;

Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, net worth, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, recording, stamp, sales, use, service, service use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not;

Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

Third Party Claim: defined in Section 9.05(a)(i);

Vanguard: Vanguard Health Systems, Inc., a Delaware corporation; and

1.02. Certain References. As used in this Agreement, and unless the context requires otherwise:

(a) references to “include” or “including” mean including without limitation;

(b) references to “partners” include general and limited partners of partnerships and members of limited liability companies;

(c) references to “partnerships” include general and limited partnerships, joint ventures and limited liability companies;

(d) references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

(e) references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

(f) references to time are references to San Antonio, Texas time;

(g) references in this Agreement to the “knowledge” of a Party or variants thereof mean the actual knowledge of each of the Persons whose names or titles are set forth in Schedule 1.02, after the reasonable inquiry by such Persons, but no further inquiry by such Persons;

(h) the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural;

(i) references to articles or sections are references to articles or sections of this Agreement, unless otherwise expressly stated; and

(j) the table of contents, the division of this Agreement into articles and sections, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2.	SALE OF ASSETS AND RELATED MATTERS

2.01. Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, and Buyer shall purchase, all right, title and interest in and to the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, including the following:

(a) all major, minor or other equipment (including medical and computer equipment at the Center), vehicles, furniture and furnishings and other tangible personal properties located at the Center, including those listed in Schedule 2.01(a);

(b) all supplies of the Center;

(c) such other current assets, if any, of the Center that Seller and Buyer agree Buyer shall purchase at Closing;

(d) all financial, patient, medical staff, personnel and other records of the Center (including equipment records, medical/administrative libraries, medical records, documents, catalogs, books, records, files and operating manuals);

(e) Seller’s right, title and interest in the Assumed Contracts;

(f) all licenses, permits and other approvals (including pending approvals) of Governmental Authorities, to the extent assignable, relating to the ownership, development and operation of the Center, including the licenses and permits described on Schedule 2.01(f);

(g) all Intellectual Properties used in connection with the ownership and operation of the Center, and all software, hardware, application programs and similar systems licensed for use in the Center, including those described in Schedule 2.01(g);

(h) all property, real, personal or mixed, tangible or intangible, arising or acquired between the Effective Date and the Closing Date, other than the Excluded Assets;

(i) all insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Assets;

(j) general intangibles of the Center, including goodwill;

(k) claims of Seller against third parties relating to the Assets, choate or inchoate, known or unknown, contingent or otherwise, but excluding such claims relating to Excluded Assets; and

(l) all other property of every kind, character or description, tangible and intangible, known or unknown, wherever located and whether or not reflected in the Financial Statements or similar to the properties described above.

2.02. Excluded Assets. Notwithstanding the generality of Section 2.01, the following assets (the “Excluded Assets”) are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets:

(a) records of the Center which by law Seller is required to retain in its possession, which records are more particularly described on Schedule 2.02(a);

(b) all cash, cash equivalents, Accounts Receivable and other current assets of Seller at the Closing, except the supplies and other current assets that Seller and Buyer agree that Buyer shall purchase at Closing;

(c) supplies disposed of or exhausted after the Effective Date and prior to the Closing Date in the ordinary course of business of the Center, and Assets transferred or disposed of in accordance with Section 5.02(d);

(d) all physician loans and receivables;

(e) all assets used solely in the conduct of Seller’s physician practice management business, as more particularly described on Schedule 2.02(e);

(f) the tele-radiology system of Seller;

(g) computer hardware and software owned or leased by Seller that is primarily utilized to conduct patient satisfaction surveys;

(h) the name “M & S”;

(i) the Partnership Interests (as defined in the Related Agreement) of Seller, the sale and transfer of which shall be governed solely by the Related Agreement;

(j) all insurance polices owned by Seller or covering the business or Assets of Seller; and

(k) any other assets identified in this Agreement as Excluded Assets or excluded by mutual written agreement of the Parties.

2.03. Assumed Liabilities. As of the Closing Date, Buyer shall assume, and agree to satisfy and discharge as the same shall become due, the Assumed Liabilities.

2.04. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to, any of the Excluded Liabilities, including the following, which shall be and remain liabilities of Seller:

(a) liabilities or obligations of Seller for Taxes in respect of periods ending prior to the Closing Date or resulting from the consummation of the transactions contemplated herein;

(b) liabilities or obligations associated with any Excluded Assets;

(c) liabilities or obligations associated with any and all indebtedness of Seller for borrowed money;

(d) liabilities or obligations under any Assumed Contract arising prior to the Closing Date;

(e) liabilities or obligations under any Assumed Contract arising from any breach or default prior to the Closing Date of any Assumed Contracts or other Assumed Liabilities, liabilities arising out of the assignment to Buyer at Closing of any Assumed Contract, and liabilities arising under any Contracts not assumed by Buyer;

(f) liabilities or obligations arising out of or in connection with claims, litigation or proceedings described in Schedule 3.20, and claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions which allegedly occurred prior to the Closing Date, including litigation and other actions relating to peer review activities at the Center prior to the Closing Date;

(g) except to the extent assumed by Buyer with a Purchase Price credit pursuant to Section 2.05(b), liabilities or obligations to Center Employees, the Internal Revenue Service, PBGC or any other Governmental Authority, arising from or relating to periods prior to Closing (whether or not triggered by the transactions contemplated by this Agreement and whether or not imposed by Legal Requirements directly on Buyer as the transferee of the Assets), including liabilities or obligations arising under any Employee Benefit Plan or Other Plan, EEOC claim, unfair labor practice, and wage and hour practice, and liabilities or obligations for COBRA continuation coverage or arising under the WARN Act, as a result of acts of Seller prior to Closing;

(h) liabilities or obligations of Seller in respect of periods ending on or prior to the Closing Date arising under the terms of any third-party payor programs or Government Payment Programs, including any recoupment rights for Medicare & Medicaid Services or the Texas Department of Health, and any liability arising pursuant to any third-party payor program or Government Payment Programs as a result of the consummation of the transactions contemplated herein, including recapture of previously reimbursed expenses; and

(i) penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller of any Legal Requirement.

2.05. Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and covenants of Seller herein set forth, and as consideration for the sale and purchase of the Assets at Closing, Buyer shall assume the Assumed Liabilities and shall tender to Seller as the purchase price $5,200,000 (the “Purchase Price”).

(b) Subject to the prorations described in Section 2.06 and to any other appropriate adjustments for the fees and expenses of the transaction, Buyer shall pay to Seller at Closing an amount (the “Cash Portion of the Purchase Price”) equal to the Purchase Price minus (i) the net book value as of the Closing Date of any long-term indebtedness or capitalized lease obligations of Seller (including the current portions thereof) that Seller and Buyer may agree to assume at Closing, (ii) all vacation, holiday, sick and other leave accumulations of the Hired Employees (whether in such form or in the form of so-called paid time off) and estimated Taxes thereon. The Cash Portion of the Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated by Seller and Seller shall execute such receipts or other acknowledgments as are reasonably requested by Buyer to evidence payment and receipt of the Purchase Price.

2.06. Prorations. At Closing, Buyer and Seller shall prorate real estate and personal property lease payments, real estate and personal property Taxes and other assessments, and all other income and expenses (including utilities) with respect to the Center which are normally prorated upon a sale of assets of a going concern. If any payment in lieu of Taxes made by

Seller prior to Closing is credited against real estate Taxes for which Buyer will be liable, the amount of such credit will be paid to Seller upon its receipt by Buyer.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions described in the Schedules attached to this Agreement and made a part hereof, Seller makes the following representations and warranties to Buyer and Vanguard on and as of the Effective Date and shall be deemed to make them again at and as of the Closing.

3.01. Organization. Seller is duly organized and validly existing in good standing under the laws of the State of Delaware. Seller is qualified to do business in the State of Texas and there is no other jurisdiction in which the ownership, use or leasing of any of Seller’s assets or properties, or the conduct or nature of its business, makes such licensing, qualification or admission necessary.

3.02. Powers; Consents; Absence of Conflicts, Etc. Seller has the requisite power and authority to conduct its businesses as now being conducted, to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by Seller of this Agreement and the Closing Documents and the consummation of the transactions contemplated herein:

(a) are within Seller’s partnership powers, are not in contravention of any of the terms of its governing documents, as amended to date, and have been duly authorized by all appropriate partnership and member action;

(b) do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities of Seller, and do not create or permit the creation of any Encumbrance on or affecting any of the Assets;

(c) do not violate any Legal Requirement to which Seller may be subject; and

(d) do not conflict with or result in a breach or violation of any material Contract to which Seller is a party or by which it is bound.

3.03. Binding Agreement. This Agreement and each of the Closing Documents to which Seller is or becomes a party are (or upon execution will be) valid and legally binding obligations of Seller, enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3.04. Subsidiaries, Investments and Third Party Rights. No Affiliate of Seller owns any assets or properties used in the conduct of the Center’s business, Seller has no subsidiaries or other interests in any Persons that conduct any Center business, and Seller holds no Investments that are recorded as Assets. There are no Contracts with, or rights of, any Person to acquire, directly or indirectly, any material Assets, or any interest therein.

3.05. Legal and Regulatory Compliance. Seller has complied with all Legal Requirements, and has timely filed all reports, data and other information required to be filed with Governmental Authorities, except where a failure to so comply or timely file would not have a Material Adverse Effect. Seller has not received notice from any Person of any proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements that (i) is currently pending or (ii) if not currently pending, would not otherwise have a Material Adverse Effect on the Center. Seller has not been threatened, to its knowledge, by any Person with any proceeding or investigation by Governmental Authorities alleging a violation of any Legal Requirements by Seller. There is no (i) corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or written agreement with such Governmental Authority to establish or maintain a corporate integrity program applicable to the Center or (ii) settlement or similar agreement with any other Governmental Authority which imposes any continuing obligations on the Center or contains obligations which have not been fully discharged.

3.06. Financial Statements. Attached as Schedule 3.06 are true and complete copies of the Annual Financial Statements and the Interim Financial Statements. The Financial Statements fairly present, in all material respects, the financial condition and results of operations of Seller as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes, and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

3.07. Undisclosed Liabilities. Schedule 3.07 contains a summary of (i) all guarantees by Seller of third party obligations relating to the Center, including contingent or conditional guarantees, and (ii) all other obligations or liabilities of Seller relating to the Center incurred or accrued subsequent to the date of the Interim Financial Statements, which would be required by generally accepted accounting principles to be included in audited financial statements (or the notes thereto), except liabilities incurred in the ordinary course of business consistent with past practices since the date of the Interim Financial Statements.

3.08. Recent Activities. Since February 29, 2004:

(a) no damage, destruction or loss (whether or not covered by insurance) has occurred affecting the Assets, except damage, destruction or loss to Assets suffered in the ordinary course of the business of the Center, which individually or in the aggregate have not had or are not reasonably expected to have a Material Adverse Effect;

(b) no labor dispute, enactment of state or local law, promulgation of state or local regulation, or other event or condition has occurred materially adversely affecting the Center;

(c) Seller has not sold, assigned, transferred, distributed or otherwise disposed of any Assets, except in the ordinary course of business of the Center consistent with past practices;

(d) Seller has not canceled or waived any material rights in respect of the Assets, except in the ordinary course of business of the Center consistent with past practices;

(e) Seller has not created, incurred, assumed, guaranteed or otherwise become liable for any indebtedness or capitalized lease obligations relating to the Center and, except in the ordinary course of business of the Center consistent with past practices, incurred any other liability;

(f) there has been no change in any accounting method, policy or practice of Seller with respect to the Center;

(g) other than compensation paid in the ordinary course of employment, Seller (on behalf of the Center) has not paid any amount to, sold any Assets to, or entered into any Contract with, any partner, officer or agent of Seller, or any Affiliate of Seller;

(h) Seller has not paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of actual or alleged violation of any Legal Requirement relating to the Center;

(i) Seller has not instituted any new Employee Benefit Plan or Other Plan, or terminated, amended or otherwise modified any existing Employee Benefit Plan or Other Plan, except for amendments required to comply with applicable Legal Requirements;

(j) Seller has not entered into or agreed to enter into any transaction outside the ordinary course of business relating to the Center which may cause a liability or obligation in excess of $15,000; and

(k) no event, occurrence or development of a state of circumstances or facts has occurred which has had or reasonably could be expected to have a Material Adverse Effect on the Center.

3.09. Supplies. All supplies on hand at the Center consist of items of a quality usable in the ordinary course of business of the Center, except for those items which are obsolete, below standard quality or in the process of repair, are carried at the lower of cost or market on a first-in, first-out basis, and are properly stated in the Interim Financial Statements as of the date thereof.

3.10. Equipment. Schedule 2.01(a) consists of or includes a depreciation schedule as of the date set forth therein that, to Seller’s knowledge, takes into consideration all the material equipment owned or leased by Seller relating to the Center. All material equipment used in the operations of the Center, whether reflected in the Financial Statements or otherwise, is maintained in good operating condition, except for reasonable wear and tear. All material medical and leased equipment has been maintained in accordance with manufacturer and lessor requirements, and complete and accurate maintenance logs or journals have been maintained at all times.

3.11. Title to Assets. Seller holds good and valid title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. At Closing, Buyer will own the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.

3.12. Real Property. Neither Seller nor any Affiliate of Seller owns or holds fee title to any real property used in the conduct of the business of the Center.

3.13. Insurance. Schedule 3.13 summarizes all insurance arrangements, including self-insurance, in place for the benefit of the Assets and the operation of the business of the Center, including, the name of each insurer, whether such insurer is an Affiliate of Seller, and the coverage for each such policy of insurance. All of such policies are now and until Closing will remain valid, outstanding, in full force and effect, and enforceable with no premium arrearages, except with respect to any such policy which has been replaced by a comparable policy.

3.14. Licenses and Permits. Schedule 2.01(f) contains a summary of all material licenses and permits held by Seller relating to the ownership of the Assets and the business of the Center, all of which, to Seller’s knowledge, are in good standing and not subject to meritorious challenge. The Center is duly and properly licensed to conduct its business by all appropriate state agencies and is in material compliance with all licensing requirements and conditions of issuance.

3.15. Agreements and Commitments. Schedule 3.15 sets forth certain information regarding, among other Contracts, all Contracts of Seller relating to the Center described in paragraphs (a) through (g) below. Seller has delivered to Buyer true and correct copies of such Contracts. Except for Contracts described on Schedule 3.15:

(a) there are no Contracts with referral sources to the Center and no Contracts between Seller, on the one hand, and any Affiliate of Seller, any physician or physician group who is (or any of whose members is) an employee of Seller or of any Affiliate of Seller, on the other hand;

(b) there are no Contracts with respect to Intellectual Properties;

(c) there are no Contracts relating to information and data processing systems, hardware and software utilized in connection with the Center;

(d) there are no collective bargaining agreements or other Contracts relating to the Center with labor unions or other employee representatives or groups;

(e) there are no requirements or exclusive Contracts or Contracts prohibiting or limiting competition or the conduct of any lawful business by the Center;

(f) there are no Contracts providing for payments based in any manner on the revenues, purchases or profits of the Center or any part thereof;

(g) there are no Contracts for the administration, operation or funding of any Employee Benefit Plan relating to the Hired Employees; and

(h) there are no other Contracts relating to the Center, other than Immaterial Contracts.

3.16. The Contracts. Except as described in Schedule 3.16 and except for Immaterial Contracts:

(a) the Contracts constitute lawful, valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms;

(b) each Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto;

(c) in all material respects, all obligations required to be performed prior to the date hereof under the Contracts by the parties thereto have been performed, and no event has occurred or failed to occur which constitutes, or with the giving of notice, the lapse of time or both would constitute, a default by Seller under one of the Contracts;

(d) no Contract prohibits or requires the consent of any Person to the assignment to and assumption by Buyer of the Contract;

(e) no Contract will prohibit competition or restrict the ability of Buyer to engage in any lawful business after Closing (including diagnostic imaging centers); and

(f) the assignment by Seller and assumption by Buyer of the Assumed Contract will not give a third party the right to terminate such Contract, or result in any penalty or premium to, or adverse change in the rights, remedies, benefits or obligations of, any party thereunder.

3.17. Related-Party Transactions. Schedule 3.17 describes all goods or services purchased, acquired or leased from, or sold, transferred or leased to, any Affiliate of Seller, or any partner, Affiliate, officer, employee or other agent of Seller or of any Affiliate of Seller, since December 31, 2002.

3.18. Employees and Employee Relations.

(a) Schedule 3.18 sets forth a complete list (as of the date set forth therein) of name, position, current annual salary or wage rate, and bonus and other compensation arrangements of each full-time and part-time Center Employee (indicating whether such employee is part-time or full-time, whether such employee is employed under written Contract, and, if such employee is not actively at work, the reason therefor). Schedule 3.18 also sets forth the name of each Center Employee whose employment was terminated during the 90 day period ending on the Effective Date and the reason for the termination.

(b) To Seller’s knowledge, Seller’s relations with its employees are good. There is no pending or, to Seller’s knowledge, threatened employee strike, work stoppage or slowdown, labor dispute or unfair labor practices at the Center. No Center Employees are represented by, or have made demand for recognition of, a labor union or employee organization, and no other union organizing or collective bargaining activities by or with respect to any Center Employees are taking place.

(c) No present or former Center Employee has or will have as a result of the consummation of the transactions contemplated by this Agreement any claim against Buyer on the account of or for (i) overtime pay for any period on or before the Closing Date, (ii) wages, salary, bonuses or amounts due under any Employee Benefit Plan or Other Plan, or (iii) sick pay, severance pay, claim for unlawful discharge, holiday or vacation pay or paid or personal time off.

3.19. Employee Benefit Plans.

(a) Schedule 3.19 lists each Employee Benefit Plan and Other Plan that Seller or any member of the Controlled Group that includes Seller maintains or has maintained since January 1, 2002 or to which it contributes (including employee elective deferrals), has contributed since January 1, 2002 or has been required to contribute since January 1, 2002.

(b) Each Employee Benefit Plan (and related trust, insurance contract or fund) complies in form and in operation in all material respects with applicable Legal Requirements, and has been administered and operated in all material respects in accordance with the terms of the Plan and applicable Legal Requirements. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. Seller has delivered to Buyer complete and genuine copies of the plan documents and summary plan descriptions, most recent determination letters received from the Internal Revenue Service, most recent Form 5500 Annual Report, and all related trust, insurance and funding Contracts which implement each Employee Benefit Plan. Since January 1, 1993, no Governmental Authority has audited any Employee Benefit Plan and Seller has not received any notice that such an audit will or may be conducted.

(c) Each Employee Pension Benefit Plan meets the requirements of a qualified plan under section 401(a) of the Code, a tax sheltered annuity plan under section 403(b) of the Code, or a qualified employee pension plan under section 408 of the Code, and each qualified plan has received a favorable determination letter from the Internal Revenue Service reflecting compliance at least through the requirements imposed by the Tax Reform Act of 1986. All contributions (including employer contributions and employee salary reduction contributions) to each Employee Pension Benefit Plan that are required to be paid have been paid. The market value of all assets under each Employee Pension Benefit Plan and the present value of all vested and unvested liabilities thereunder have been determined as of a date not less than six months prior to the Effective Date and, with respect to each such Employee Pension Benefit Plan, as of such date of determination the market value of such assets equals or exceeds the present value of all vested and unvested liabilities thereunder determined in accordance with PBGC immediate and deferred factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(d) The requirements of Part 6 of Subtitle B to Title I of ERISA and of section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan; all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

(e) Except as set forth in Schedule 3.19, to Seller’s knowledge, there have been no Prohibited Transactions with respect to any Employee Benefit Plan that would subject Seller or any member of the Controlled Group that includes Seller to any liability; no ERISA Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or to Seller’s knowledge threatened; and to Seller’s knowledge there exists no basis for any such action, suit, proceeding, hearing or investigation. No Party in Interest has any interest in any assets of any Employee Benefit Pension Plan other than as a beneficiary by virtue of such Person’s participation in such plan.

(f) No Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or the subject of a Reportable Event and no proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted or to Seller’s knowledge threatened; and Seller has not incurred, and to Seller’s knowledge there is no reason to expect that Seller will incur or be responsible for, any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan.

(g) Neither Seller nor any member of the Controlled Group that includes Seller, contributes to, ever has contributed to, or ever has been required to contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. Neither Seller nor any member of the Controlled Group that includes Seller, maintains or contributes, ever has maintained or contributed, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with section 4980B of the Code).

(h) No Employee Benefit Plan is a Defined Benefit Plan as defined in section 3(35) of ERISA.

3.20. Litigation and Proceedings. Schedule 3.20 contains a summary of all litigation, arbitration, mediations, investigations and other material claims, actions or proceedings pending against Seller relating to the Center, and in the case of uninsured matters, Schedule 3.20 also sets forth the reserves therefor included in the Financial Statements. All such litigation, arbitration, mediations, investigations and other material claims, actions or proceedings pending against Seller relating to the Center are fully insured (except for applicable deductibles and other policy limits) and no insurer has issued a “reservation of rights” letter or otherwise qualified its obligation to insure and defend Seller against losses arising therefrom. Except as set forth on Schedule 3.20, there are no litigation, arbitration, mediations, investigations, or other material claims, actions or proceedings (including qui tam actions) pending or, to Seller’s knowledge threatened, against Seller relating to the Center. To Seller’s knowledge, there exist no facts that might reasonably be expected to form the basis of any such litigation, arbitration, mediation, investigation, or other material claim, action or proceeding.

3.21. Taxes.

(a) Seller has filed all material Tax Returns required to be filed by or on behalf of it, all such Tax Returns are correct and complete in all material respects, and Seller has duly paid or made provision in the Financial Statements for the payment of all Taxes; no claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld proper and accurate amounts from its employees’ compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by Seller to independent contractors, creditors and other Persons for which withholding or payment is required by law.

(c) To Seller’s knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any Governmental Authority in writing, or as to which Seller has notice or knowledge based upon personal contact with any agent of such authority; Schedule 3.21 lists all federal, state, local and foreign income Tax Returns filed with respect to Seller for the last three complete fiscal years of Seller and for the current year-to-date, and indicates those Tax Returns that have been audited and those that currently are the subject of audit or that have not been audited.

(d) There is not currently in effect any waiver of a statute of limitations in respect of Taxes by Seller or any Contract to extend the time with respect to a Tax assessment or deficiency.

(e) Seller is not a party to any Tax allocation or sharing Contract; Seller is not or has not been a member of any affiliated group (within the meaning of section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law) for filing a consolidated federal income Tax Return.

(f) Seller has not or will not have any liability for the Taxes of any Person (other than under Internal Revenue Service regulation 1.1502-6 or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(g) No Person has (i) provided tax advice to Seller or Radiologix in connection with the transactions contemplated by this Agreement, and (ii) limited (expressly or otherwise) Seller’s or Radiologix’s ability to disclose the tax treatment or tax structure of, and such advisor’s tax strategies with respect to, the transactions contemplated by this Agreement, and (iii) received (or is expected to receive) a fee of at least $200,000.

3.22. Brokers and Finders. Neither Seller nor any Affiliate of Seller, nor any officer, trustee, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

3.23. Solvency. Seller, after Closing as a result of the transactions contemplated hereby, will not be rendered insolvent or otherwise unable to pay its debts as they become due; Seller has no intention of filing in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Seller’s property; and, to Seller’s knowledge, no other Person has filed or threatened to file such a petition against Seller. The Purchase Price, as adjusted, constitutes the fair market value of and adequate consideration for the Assets sold by Seller to Buyer.

3.24. Operation of the Center. The Assets being transferred to Seller at Closing constitute all assets, properties, goodwill and businesses necessary to operate the Center in all material respects in the manner in which it has been operated since December 31, 2002. Schedule 3.24 sets forth a list of the ten largest non-governmental payors of the Center, determined on the basis of gross revenues from services provided for the fiscal year ended December 31, 2003. No non-governmental payor has terminated or curtailed its business relationship with or reduced reimbursement rates to the Center which has resulted in a Material Adverse Effect on the Center, and Seller has not received any notice to the effect that any such non-governmental payor intends to terminate or curtail its business relationship with or reduce reimbursement rates to the Center which could reasonably be expected to result in a Material Adverse Effect on the Center.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions described in the Schedules attached to this Agreement and made a part hereof, Buyer makes the following representations and warranties to Seller and Radiologix on and as of the Effective Date and shall be deemed to make them again at and as of the Closing Date:

4.01. Organization. Buyer is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and by Closing will be qualified to do business in the State of Texas.

4.02. Corporate Powers; Consents; Absence of Conflicts, Etc. Buyer has the requisite power and authority to conduct its business as now being conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein by it:

(a) are within its partnership powers and are not in contravention of the terms of its governing documents, as amended to date, and have been approved by all requisite partnership action;

(b) do not conflict with or result in any breach or contravention of, any material agreement to which Buyer is a party or by which it is bound; and

(c) do not violate any Legal Requirement to which Buyer may be subject.

4.03. Binding Agreement. This Agreement and each of the Closing Documents to which Buyer is or becomes a party are (or upon execution will be) valid and legally binding obligations of Buyer, enforceable against it in accordance with the respective terms hereof and thereof, except as enforceability against it may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.04. Tax Advice. No Person has (i) provided tax advice to Buyer or Vanguard in connection with the transactions contemplated by this Agreement, and (ii) limited (expressly or otherwise) Buyer’s or Vanguard’s ability to disclose the tax treatment or tax structure of, and such advisor’s tax strategies with respect to, the transactions contemplated by this Agreement, and (iii) received (or is expected to receive) a fee of at least $250,000.

4.05. Brokers and Finders. Neither Buyer, nor any Affiliate of Buyer (including Vanguard), nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

5.	COVENANTS AND AGREEMENTS OF THE PARTIES

5.01. Operations. From the Effective Date until the Closing Date and except as otherwise expressly provided in this Agreement, or agreed to in writing by Buyer, Seller will:

(a) carry on the business of the Center in the ordinary course, in substantially the same manner as it has heretofore;

(b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted and make all normal, planned and budgeted capital expenditures related to the Assets and/or the Center;

(c) maintain and preserve its business organizations and operations intact; retain the present Center Employees (subject to the right of Seller to discharge any Center Employee in the ordinary course of business of the Center); maintain its relationships with physicians, suppliers, patients and other Persons doing business with Seller at the Center; and take such actions as are reasonably necessary and achievable to cause the smooth, efficient and successful transition to Buyer of the Center at Closing;

(d) prepare for any and all licensure or accreditation surveys and inspections that will or may take place in connection with the transactions contemplated by this Agreement, whether the same are scheduled to take place prior to or after Closing, in the same manner that Seller would prepare for such surveys or inspections if this Agreement had not been executed by the Parties;

(e) permit and allow reasonable access by Buyer to discuss and make offers of post-Closing employment with any of Seller’s personnel working at the Center, to advertise for post-Closing employment at the Center, and to establish relationships with physicians, payors and other Persons having business relations with Seller in respect of the Center.

5.02. Negative Covenants. From the Effective Date until the Closing Date and except as otherwise expressly provided in this Agreement or agreed to by Buyer in writing, Seller will not:

(a) amend or terminate any Assumed Contract, or enter into any Contract except Immaterial Contracts entered into, terminated or amended in the ordinary course of business of the Center consistent with past practices;

(b) make offers for employment after Closing to any Center Employees;

(c) increase compensation payable or to become payable to, make a bonus or severance payment to, or otherwise enter into one or more bonus or severance Contracts with, any Center Employee except in the ordinary course of business of the Center consistent with past practices and existing personnel policies;

(d) sell, assign, transfer, distribute or otherwise transfer or dispose of any item of property, plant or equipment of Seller having an original cost in excess of $1,000 except in the ordinary course of business of the Center consistent with past practices with comparable replacement thereof;

(e) create, incur, assume, guarantee or otherwise become liable for any liability, or agree to do any of the foregoing, except in the ordinary course of business of the Center consistent with past practices;

(f) cancel, forgive, release, discharge or waive any Asset or right with respect to the Center, or agree to do any of the foregoing, except in the ordinary course of business of the Center consistent with past practices;

(g) change any accounting method, policy or practice or reduce any reserves in the Financial Statements;

(h) terminate, amend or otherwise modify any Employee Benefit Plan or Other Plan, except for amendments required to comply with this Agreement or applicable Legal Requirements; or

(i) amend or agree to amend the partnership agreement of Seller or otherwise take any action relating to any liquidation or dissolution of Seller.

5.03. Employee Matters.

(a) Subject to the exclusions set forth in this Section and in reliance upon the representations and warranties of Seller in Sections 3.19 and 3.20, Buyer will offer, or cause its Affiliates to offer, to employ as of the Closing Date (i) all active Center Employees who are located at the Center and/or the Centers (as defined in the Related Agreement), and (ii) such other active Center Employees who are physically located at the business office or call center as Buyer or its Affiliates may in its discretion choose, in either case upon substantially the same terms and conditions (i.e., salaries, wages, job duties, titles and responsibilities) which are applicable to such employees on the Effective Date. In addition, the Employee Benefit Plans offered to the Hired Employees by Buyer or its Affiliates will be the same as those generally provided to employees of the hospitals operated by Vanguard’s Affiliates in San Antonio, Texas. Seller acknowledges that all employment offers are subject to the satisfactory completion by Buyer of its customary employee background checks. Center Employees employed under written Contracts will not be offered employment pursuant to this Section; instead, employment of such Center Employees shall be governed by the terms of the Assumed Contracts, if any, relating to such employees.

(b) Nothing contained in this Section or elsewhere in this Agreement shall be deemed to limit or otherwise affect in any manner the right of Buyer or any Affiliate of Buyer to terminate at will the employment of any Hired Employee (except as otherwise provided in Assumed Contracts with such employees), or to change individual features or plans in the employment compensation and benefits package of the Hired Employees.

(c) With respect to the Hired Employees and their eligible dependents, Buyer will waive the “pre-existing condition” exclusions under Buyer’s applicable Employee Welfare Benefit Plan for the Hired Employees, subject to the pre-existing condition limitations provided by Seller’s Employee Welfare Benefit Plan as of the Closing Date. Buyer shall give all Hired Employees credit for their vacation, holiday, sick and other leave pay (whether in such form or in the form of so-called paid time off) to the extent the same constitute Assumed Liabilities. Buyer shall give all Hired Employees credit after Closing for their years of service with Seller for the purpose of determining how much vacation, holiday, sick and other leave pay the Hired Employees are entitled to under the applicable Employee Welfare Benefit Plan of Buyer and for purposes of determining eligibility to participate and vesting percentages in Buyer’s Employee Pension Benefit Plans, subject to the limitations provided under the Employee Pension Benefit Plans of Seller as of the Closing Date. Buyer will not assume or otherwise become liable for (i) Seller’s Employee Welfare Plans, (ii) obligations of Seller under the Consolidated Omnibus Budget Reconciliation Act, (iii) payment of health care expenses of Hired Employees and their beneficiaries who are in a “continuum of care” on the Closing Date, (iv) long-term disability payments to any former Center Employee who does not actively work for Buyer after Closing or (v) other obligations to former or currently retired Center Employees, and will not make any contributions to Seller’s pension plans. A person is in the “continuum of care” on the Closing Date if that person (x) is an inpatient of any hospital on the Closing Date, (y) is receiving medical care on an outpatient basis or in a sub-acute care facility (e.g., skilled nursing facility, long term care facility or mental health facility) on the Closing Date, or (z) is admitted to any hospital within 72 hours after receiving any outpatient or sub-acute care services prior to the Closing Date.

(d) As of the Closing Date, Seller shall freeze and/or terminate the participation of all Hired Employees in any Employee Pension Benefit Plan of Seller, and subject to Section 5.03(e), provide for distributions consistent with the terms of the applicable plans, ERISA and the Code. Seller will maintain for at least 24 months after the Closing Date a group health plan pursuant to which it will continue to offer COBRA continuation coverage to (i) its terminated employees (not hired by Buyer or its Affiliate on the Closing Date) whose employment by Seller immediately before the Closing was associated with the Assets, (ii) the spouse or dependent children of such a terminated employee who were covered under a group health plan of Seller immediately before the Closing, and (iii) those persons receiving COBRA continuation coverage under a Seller group health plan immediately prior to Closing related to the termination of a Center Employee prior to Closing whose last employment prior to the Closing was associated with the Assets.

(e) Within six months after Closing, Buyer’s retirement plan qualified under section 401(a) of the Code that is sponsored by Buyer or one of its controlled group or affiliated service group members, as defined in section 414 of the Code shall (i) be amended to provide for a plan-to-plan transfer from Seller’s (or its Affiliate’s) plan with respect to the Hired Employees that is qualified under section 401(a) and 401(k) of the Code, (ii) accept a transfer of assets (both vested and unvested) from the above plan, (iii) file any required returns relating to the transfer with the Internal Revenue Service, and (iv) be amended to provide protected withdrawal and distribution rights relating to the transferred assets in accordance with section 411(d)(6) of the Code. Upon completion of the above steps, Seller shall cause the administrator of Seller’s (or its Affiliate’s) plan to cooperate with Buyer in conducting the plan-to-plan transfer of the above assets.

(f) Between the Effective Date and Closing, Buyer may run newspaper advertisements in the name of the Center to recruit employees for and in the name of the Center, such employment to commence as of the Closing or any time thereafter.

(g) At Closing, Seller shall deliver to Buyer a list as of Closing setting forth the name of each Center Employee whose employment was terminated during the ninety (90) day period ending on the Closing Date and the reason for such termination.

(h) Some of the Center Employees to whom Buyer has agreed to offer employment pursuant to this Section are also employees of Buyer or one or Buyer’s Affiliates in San Antonio, Texas. With respect to such employees, nothing in this Agreement is intended to restrict or limit any rights, privileges or benefits such employees enjoy as employees of Buyer or Buyer’s Affiliate, and nothing in this Agreement is intended to grant to such employees rights, privileges or benefits greater than those enjoyed by employees of Buyer or Buyer’s Affiliates generally.

5.04. Access to and Provision of Additional Information.

(a) From the Effective Date until the Closing Date, Seller (i) shall provide to Buyer full and complete access to and the right to inspect the Assets, books and records of Seller relating to the Center, (ii) shall provide to Buyer full and complete access to Center Employees and medical staff members providing services at or for the Center, (iii) shall furnish to Buyer all material information concerning the Center not otherwise disclosed pursuant to this Agreement, and (iv) shall furnish to Buyer such additional financial, operating and other data and information (including auditors’ work papers) regarding the Center as Buyer may from time to time reasonably request, without regard to where such information may be located.

(b) Seller will deliver to Buyer complete and genuine copies of:

(i) within 20 days following the end of each calendar month prior to the Closing Date, the unaudited balance sheet and the related unaudited statement of income and cash flows of the Center for each such month then ended and for the year-to-date then ended, in consolidating and consolidated format, and

(ii) promptly after prepared, any other financial statements or reports prepared by or for management relating to the Center, together with any notes thereto.

(c) From the Effective Date until the Closing Date, Seller shall cause its officers and employees and medical staff members to confer on a regular and frequent basis with one or more representatives of Buyer and to answer Buyer’s questions regarding matters relating to the conduct of the business of the Center and the status of transactions contemplated by this Agreement. Seller shall notify Buyer in writing of any material changes in the operations, financial condition or prospects of the Center and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) of any Person and shall keep Buyer reasonably informed of such matters.

5.05. Post-Closing Maintenance of and Access to Information.

(a) The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of another Party for the purposes of concluding the transactions herein contemplated, billing and collecting Accounts Receivable, preparing Tax Returns or conducting Tax audits, obtaining insurance, complying with the Government Payment Programs and other Legal Requirements, and prosecuting or defending third party claims. Accordingly, each Party shall maintain in the ordinary course of business and release all books, records (including patient medical records), documents and other information in the possession or control of such Party in accordance with all applicable Legal Requirements (including the Health Insurance Portability and Accountability Act, 42 USC 1320d et seq.) and record retention policies.

(b) Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting

Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use its best efforts to cause its former and present directors, officers and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement.

(c) Upon Buyer’s receipt of any required consents and authorizations, Seller shall be entitled to remove from the Center, at Seller’s sole risk and expense, any patient or other records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Center shall be promptly returned to Buyer following their use by Seller.

(d) To facilitate Seller’s collection of the Accounts Receivables after Closing and Seller’s conduct of its physician practice management business, Buyer shall prepare and deliver to Seller on or before the fifth business day of each month activity reports for the immediately preceding calendar month in the same manner and format as such reports had been prepared prior to Closing. Such reports have included and will continue to include “post-through dates”, total charge amounts and a breakdown of services. Such reports are delivered without warranty of any kind, except that the information contained therein was input in the ordinary course of business. The reports described in this paragraph shall be provided in respect of all activities for all months after Closing through June 30, 2004.

(e) The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party and nothing in this Section shall require any Party to maintain or release to any other Persons any medical or other records except in accordance with applicable Legal Requirements and record retention policies.

5.06. Governmental Authority Approvals; Consents to Assignment.

(a) From the Effective Date until the Closing Date, each of Seller and Buyer shall (i) promptly apply for and use its reasonable best efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby, (ii) provide such information and communications to Governmental Authorities as the other Party or such Persons may reasonably request, and (iii) assist and cooperate with other Parties to obtain all consents, licenses, permits, approvals, authorizations and clearances of Governmental Authorities that the other Parties reasonably deem necessary or appropriate, and to prepare any document or other information reasonably required of it by any such Persons to consummate the transactions contemplated herein, provided that, notwithstanding the foregoing, no Party shall have any obligation under such provisions (x) to pay any cash amounts to Governmental Authorities other than filing fees, or (y) to agree to divest assets or limit the operations of its businesses.

(b) The Parties acknowledge that they are not required to file a Notification and Report Form under the HSR Act concerning the transactions contemplated by this Agreement.

(c) From the Effective Date, Seller shall promptly apply for and use its reasonable best efforts to obtain prior to Closing all consents required to assign the Assumed Contracts to Buyer at Closing.

(d) In order to obtain any one or more of the consents and approvals described in this Section, Buyer may be required by applicable Legal Requirement or practical necessity to enter into a new Contract with the Governmental Authority or other party to an Assumed Contract that supercedes the existing Contract between Seller and such other Person. Such new Contract may require Buyer to assume for the benefit of such Person certain obligations and liabilities of Seller that are Excluded Liabilities or against which Seller is to indemnify or otherwise reimburse Buyer. Alternatively, Buyer may be required by Legal Requirement to assume, or be deemed by Legal Requirement to have assumed, obligations and liabilities of Seller that are Excluded Liabilities. If Buyer enters into any such Contract with any such Person or by Legal Requirement assumes such obligations or liabilities of Seller, such Contract or assumption shall not in any manner whatsoever be deemed to amend or modify this Agreement or to impair Buyer’s rights to indemnification against Seller or diminish Seller’s indemnity obligations to Buyer under this Agreement and shall under no circumstances be claimed by Seller as a defense (whether of waiver, estoppel, consent, operation of law, or otherwise) against Buyer’s assertion of any claim under this Agreement against Seller, and the rights and obligations of the Parties to each other under this Agreement shall be determined as if such Contract with such Governmental Authority or other party to an Assumed Contract did not exist or such assumption was not required. For all other purposes in this Agreement, the requirement that Buyer enter into a new Contract shall be treated the same as an assignment of the existing Contract.

5.07. Non-competition.

(a) For a period of five years from and after the Closing Date, neither Radiologix nor any direct or indirect subsidiary of Radiologix shall, directly or indirectly, in any capacity:

(i) own lease, manage, operate, control, participate in the management or control of, be employed by, or maintain or continue any interest whatsoever in any Person engaged in the business of providing diagnostic imaging services within a 25-mile radius of any of the Center; or

(ii) induce, cause or attempt to induce or cause any Person (including any physician employee or medical staff member) to replace or terminate any

Contract for the provision or arrangement of health care services from the Center with products or services of any other Person at any time after the Closing Date.

(b) Notwithstanding the foregoing, it shall not be a violation of paragraph (a)(i) of this Section for Radiologix, or any direct or indirect subsidiary of Radiologix to acquire one or more Persons engaged in the business of providing diagnostic imaging services within the 25-mile radii described above so long as such Persons were acquired as a part of a larger transaction in which (i) the consideration allocated to the Persons engaged in the business of providing diagnostic imaging services within the 25-mile radii is less than ten percent of the total consideration necessary to consummate the larger transaction and (ii) the net revenues of the Persons engaged in the business of providing diagnostic imaging services within the 25-mile radii are less than ten percent of the consolidated net revenues of all Persons acquired in the larger transaction.

(c) Seller acknowledges that any remedy at law for any breach of this Section would be inadequate and consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that a breach or threatened breach of this Section may be effectively enjoined.

(d) For purposes of this Section, a direct or indirect subsidiary of Radiologix shall include any Person whose financial results are, or are required by generally accepted accounting principles to be, consolidated with the financial results of Radiologix.

5.08. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as Buyer and Seller may agree at or prior to Closing in accordance with their fair market values consistent with section 1060 of the Code, and such allocation shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer shall report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Seller and Buyer shall exchange mutually acceptable and completed Internal Revenue Service Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

5.09. Further Assurances. At any time and from time to time at and after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers-of-attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets, to confirm Seller’s capacity and ability to perform its post-Closing covenants and agreements under this Agreement and the Closing Documents, and to generally carry out the purposes and intent of this Agreement. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets.

5.10. Casualty. If prior to the Closing Date the Center is destroyed or damaged by fire, theft, vandalism or other cause or casualty and, as a result thereof, any material part of the Center is rendered prior to the Closing Date unsuitable for its primary intended use, Buyer may terminate this Agreement in its entirety without penalty. Otherwise, Buyer may elect at its option to (i) reduce the Purchase Price by the fair market value of the Assets destroyed or damaged (determined as of the date immediately prior to the destruction or damage) or, if greater, by the estimated cost to restore, repair or replace such Assets, in which event Seller shall retain all right, title and interest in and to any insurance proceeds payable on account of such destruction or damage, or (ii) consummate the transaction notwithstanding such destruction or damage, in which event Seller shall transfer and assign to Buyer at Closing the insurance proceeds (or the right to receive the insurance proceeds) of any applicable insurance policy plus Seller shall pay to Buyer any deductibles or co-payments required under the applicable insurance policy. In the absence of an agreement among the Parties, any reduction in Purchase Price pursuant to this Section shall be determined by an MAI appraiser mutually selected and paid equally by Seller, on the one hand, and Buyer, on the other hand.

5.11. Costs and Expenses.

(a) Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the purchase of the Assets set forth herein, including counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expenses, whether or not such transactions are consummated.

(b) Seller shall pay all sales and use Taxes arising out of the transfer of the Assets by Seller to Buyer, the cost of removing any Encumbrances on the Assets other than Permitted Encumbrances, and all fees and charges charged by third parties to consent to the assignment of the Assets from Seller to Buyer. Buyer shall pay the cost of all environmental, engineering and other professional studies undertaken by Buyer.

(c) If either Party incurs legal fees or expenses to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover such legal fees and expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

5.12. Fulfillment of Conditions. Each Party will execute and deliver at Closing each Closing Document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

5.13. Release of Encumbrances. Seller shall cause all Encumbrances on the Assets other than Permitted Encumbrances to be released and discharged at or prior to Closing.

5.14. Professional and General Liability Insurance. For five years from and after the Closing Date, Seller will purchase and/or maintain, for the benefit of Seller and Buyer, all primary and excess insurance policies in force on the Effective Date which cover the conduct of the business at the Centers prior to the Closing and which are written on a claims-made insuring basis. If at any time during the five-year period described above, any one or more of the foregoing insurance policies is cancelled or not renewed for any reason, Seller will purchase a replacement policy with similar coverage and policy limits as the insurance policies in force on the Effective Date. Each policy of insurance described in this Section shall name Buyer as an additional insured, shall provide that Buyer will be given not less than 30 days’ prior notice of cancellation, non-renewal or reduction in limits of such insurance, and shall otherwise be in form reasonably acceptable to Buyer.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in writing by Seller:

6.01. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Effective Date; each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date; and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed, including the obligations of Buyer in Section 8.03.

6.02. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets by Seller to Buyer.

6.03. Pre-Closing Confirmations. Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller that Seller has received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of them to consummate the transactions contemplated hereby.

6.04. Extraordinary Events. Neither Buyer nor Vanguard shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer or Vanguard, or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

6.05. Opinion of Buyer’s Counsel. Seller shall have received an opinion from counsel to Buyer (who may be in-house counsel) dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to Seller, to substantially the following effect:

(a) Buyer is a limited partnership validly existing under the laws of the State of Delaware with full partnership power to carry on its business as it is now being conducted. Vanguard is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as it is now being conducted. Each of Buyer and Vanguard has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations therein. All partnership and corporate proceedings required to be taken by Buyer or Vanguard to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

(b) The execution, delivery and performance of this Agreement and each of the Closing Documents to which Buyer or Vanguard is a party does not violate any provision of its limited partnership agreement or articles of incorporation and bylaws, as the case may be.

(c) This Agreement and each of the Closing Documents to which Buyer or Vanguard is a party constitutes a valid and binding obligation of such Party, enforceable against Buyer and Vanguard in accordance with its terms, subject, as to enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (ii) limitations on the enforcement of equitable remedies, and (iii) such other qualifications as counsel to the Parties may mutually agree upon.

(d) To such counsel’s knowledge, the consummation of the transactions described in this Agreement will not result in a material violation, breach or default by Buyer or Vanguard under any material Legal Requirements.

In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer and Vanguard.

6.06. Delivery of Closing Documents. Buyer shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of Section 8.03.

6.07. Certain Agreements. Buyer and Seller shall have entered into an agreement, in a form acceptable to Seller, pursuant to which Seller shall provide to Buyer certain data processing and information system services for a period of time sufficient to permit Buyer to migrate off the existing applications and system to independent applications and systems.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Buyer:

7.01. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Effective Date; each of the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date; and each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date shall have been complied with and performed, including the obligations of Seller in Section 8.02.

7.02. Adverse Action or Proceeding. No action or proceeding before any Governmental Authority shall have been instituted to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the sale of the Assets by Seller to Buyer and other transactions contemplated hereunder.

7.03. Pre-Closing Confirmations and Contractual Consents. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that:

(a) Seller and Buyer have received all consents, permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the sale of the Assets from Seller to Buyer as contemplated by this Agreement;

(b) Buyer has received confirmation from the Texas Department of Health and other applicable licensure agencies that upon Closing all licenses required by law to operate the Center will be transferred to or issued in the name of Buyer;

(c) Buyer has obtained reasonable assurances that all Government Payment Programs have certified or will certify the operation of the Center by Buyer as of the Closing Date and that Buyer may participate in and receive payment from such programs effective as of the Closing Date;

(d) Seller has obtained consents to assignment of all Contracts (other than Immaterial Contracts) for which such consents are required as a result of the sale of the Assets from Seller to Buyer as contemplated by this Agreement; and

(e) Buyer has obtained such other consents and approvals as are legally required for Buyer’s consummation of the sale of the Assets from Seller to Buyer as described herein.

7.04 No Material Adverse Change. Since February 29, 2004, no event, occurrence or development of a state of circumstances or facts shall have occurred which has had or reasonably could be expected to have a Material Adverse Effect.

7.05 Extraordinary Events. Neither Seller nor Radiologix shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (f) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

7.06 Opinion of Seller’s Counsel. Buyer shall have received an opinion from counsel to Seller (who may be in-house counsel) dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to Buyer, to substantially the following effect:

(a) Seller is a limited partnership validly existing under the laws of the State of Delaware with full partnership power to carry on its business as it is now being conducted. Radiologix is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware with full corporate power to carry on its business as it is now being conducted. Each of Seller and Radiologix has full power and authority to execute and deliver this Agreement and each of the Closing Documents to which it is a party and to perform its obligations therein. All partnership and corporate proceedings required to be taken by Seller and Radiologix to authorize the execution and delivery of this Agreement and each of the Closing Documents to which it is a party and to authorize the performance of its obligations herein and therein, have all been duly and properly taken.

(b) The execution, delivery and performance of this Agreement and each of the Closing Documents to which Seller or Radiologix is a party does not violate any provision of its limited partnership agreement or articles of incorporation and bylaws, as the case may be.

(c) This Agreement and each of the Closing Documents to which Seller or Radiologix is a party constitutes a valid and binding obligation of such Party, enforceable against Seller or Radiologix in accordance with its terms, subject, as to enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (ii) limitations on the enforcement of equitable remedies and (iii) such other qualifications as counsel to the Parties may mutually agree upon.

(d) To such counsel’s knowledge, the consummation of the transactions described in this Agreement will not result in a material violation, breach or default by Seller or Radiologix under any material Legal Requirements.

In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Seller and Radiologix.

7.07 Lien Searches and Termination Statements. Seller shall have delivered to Buyer UCC lien, litigation and tax searches showing all Encumbrances on the Assets, accompanied by fully executed UCC termination statements or other releases or conveyances relating to all Encumbrances (other than Permitted Encumbrances) on the Assets.

7.08 Delivery of Closing Documents. Seller shall have delivered at Closing (to the Person or Persons designated therein) the Closing Documents required by, and otherwise have fully complied with, the provisions of Section 8.02.

7.09 Certain Agreements.

(a) Buyer shall have entered into one or more professional service agreements with the Physician Group, in substantially the form attached hereto as Exhibit A, pursuant to which the Physician Group agrees to provide reading and interpretative services at the Centers and the Wholly-Owned Center.

(b) Buyer and Seller shall have entered into an agreement, in substantially the form attached hereto as Exhibit B, pursuant to which Seller shall provide to Buyer certain data processing and information system services for a period of time sufficient to permit Buyer to migrate off the existing applications and system to independent applications and systems.

(c) Buyer and the Physician Group shall have entered into an agreement, in a form acceptable to Buyer, pursuant to which the Physician Group shall grant to Buyer the right to use the name “M & S” royalty free in the conduct of the business of the Centers.

(d) From the Closing through July 31, 2004, Buyer will provide, at no cost to Seller, office space, telephones and office furniture for up to four employees of Seller.

7.10 Closing under the Related Agreement. All of the conditions precedent to the consummation of the transactions contemplated by the Related Agreement shall have been satisfied or waived so that the transactions contemplated by this Agreement and by the Related Agreement may be consummated simultaneously.

8.	CLOSING; TERMINATION OF AGREEMENT

8.01. Closing.

(a) Consummation of the sale of the Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the office of Seller at 10:00 a.m. on the fifth business day following satisfaction or waiver of the conditions set forth in Articles 6 and 7, or at such time or place as the Parties may mutually agree. Unless otherwise agreed in writing by the Parties at Closing, the Closing shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date.

(b) At the Closing, Buyer may designate one or more Affiliates to take title to the Assets for regulatory or other reasons and references to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at Closing shall apply to each such designee with respect to the Assets acquired by it. Buyer shall notify Seller prior to Closing of the names of such designees and, from and after Closing, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such designee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it.

8.02. Action of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer:

(a) A bill of sale and assignment, fully executed by Seller, in form and substance acceptable to Buyer, conveying to Buyer good and valid title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances);

(b) assignments, fully executed by Seller, in form and substance acceptable to Buyer, conveying to Buyer Seller’s interests in the Assumed Contracts;

(c) Copies of resolutions duly adopted by the partners of Seller authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Seller’s general partner;

(d) A certificate of the duly authorized President or Vice President of Seller’s general partner certifying that each of the representations and warranties of Seller contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Seller contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date have been complied with and performed;

(e) Certificates of incumbency for the respective officers of Seller’s general partner executing the Agreement and the Closing Documents;

(f) Certificates of existence and good standing for Seller and Seller’s general partner from the states of Delaware and Texas and for Radiologix from the state of Delaware, in each case dated the most recent practical date prior to Closing; and

(g) Such other Closing Documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

8.03. Action of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller:

(a) The Purchase Price;

(b) an assumption agreement, fully executed by Buyer, in form and substance acceptable to Seller, pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities;

(c) Copies of resolutions duly adopted by the partners of Buyer authorizing and approving the execution and delivery of this Agreement by Buyer and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of Buyer’s general partner;

(d) A certificate of the duly authorized President or a Vice President of Buyer’s general partner certifying that each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality is true and correct on and as of the Closing Date, that each of the other representations and warranties of Buyer contained in this Agreement is true and correct in all material respects on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date have been complied with and performed;

(e) Certificates of incumbency for the officers of Buyer’s general partner and Vanguard executing this Agreement and the Closing Documents;

(f) Certificates of existence and good standing for Buyer and Buyer’s general partner from the states of Delaware and Texas, and for Vanguard from the state of Delaware, in each case dated the most recent practical date prior to Closing; and

(g) Such other Closing Documents as Seller reasonably deem necessary to effect the transactions contemplated hereby.

8.04. Termination Prior to Closing.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated by Seller and/or Buyer, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating Party to the other Parties:

(i) at any time before the Closing, by mutual consent of Buyer and Seller;

(ii) by Buyer in accordance with Section 5.11;

(iii) at any time before the Closing, by Buyer on the one hand, or Seller on the other hand, in the event of material breach of this Agreement by the non-terminating Party or if the satisfaction of any condition to such Party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by a breach by the terminating Party;

(iv) at any time after June 1, 2004 by Seller if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by Seller;

(v) at any time after June 1, 2004 by Buyer if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by Buyer;

(vi) by Buyer if any supplement to a Schedule delivered by Seller pursuant to Section 10.01(b) discloses any event or circumstance that Buyer, in its sole but reasonable discretion, believes has had or will have a Material Adverse Effect; or

(vii) by Buyer if, since February 29, 2004, any event, occurrence or development of a state of circumstances or facts has occurred which has had or reasonably could be expected to have a Material Adverse Effect, and Seller is not reasonably likely to cure or remediate, prior to June 1, 2004, the consequences of the Material Adverse Effect.

(b) If this Agreement is validly terminated pursuant to this Section, this Agreement will be null and void, and there will be no liability on the part of any Party (or any of their respective partners, officers, employees or other agents) except that, upon termination of this Agreement pursuant to subparagraphs (iii), (iv) or (v) above, Seller will remain liable to Buyer and Buyer will remain liable to Seller for any breach of their respective obligations under Section 5.14 existing at the time of such termination, and each Party may seek such remedies or damages against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

9.	INDEMNIFICATION

9.01. Indemnification by Seller. Subject to and to the extent provided in this Article, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Buyer’s Indemnified Persons, directly or indirectly, as a result of or arising from:

(a) any inaccuracy of any representation or warranty of Seller, whether or not Buyer’s Indemnified Persons relied thereon or had knowledge thereof, provided that in determining whether there has been any such inaccuracy, any qualification as to materiality included in any representation or warranty shall not be taken into account; and

(b) the non-fulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement or in any other agreement or instrument delivered by Seller pursuant to this Agreement.

9.02. Seller’s Limitations. Seller shall have no liability under Section 9.01(a) and no claim shall accrue against Seller under Section 9.01(a): (i) if the Loss arises from the inaccuracy of any representation or warranty made by Seller and Seller proves that prior to the Effective Date Buyer had actual knowledge of the inaccuracy of such representation or warranty, and (ii) unless and until the total liability of Seller in respect of claims arising under Section 9.01(a), together with claims arising under section 9.01(a) of the Related Agreement, exceeds $200,000 in the aggregate, provided that there shall be no minimum Losses requirement, and liability of Seller shall arise from and after $1.00 of Losses, in respect of Losses resulting from Seller’s intentional misrepresentation or fraud.

9.03. Indemnification by Buyer. Subject to and to the extent provided in this Article, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Seller’s Indemnified Persons, directly or indirectly, as a result of or arising from:

(a) the inaccuracy in any representation or warranty of Buyer, whether or not Seller’s Indemnified Persons relied thereon or had knowledge thereof, provided that in determining whether there has been any such inaccuracy, any qualification as to materiality included in any representation or warranty shall not be taken into account; and

(b) the non-fulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any other agreement or instrument delivered by Buyer pursuant to this Agreement.

9.04. Buyer’s Limitations. Buyer shall have no liability under Section 9.03(a) and no claim shall accrue against Buyer under Section 9.03(a): (i) if the Loss arises from the inaccuracy of any representation or warranty made by Buyer and Buyer proves that prior to the Effective Date Seller had actual knowledge of the inaccuracy of such representation or warranty, and (ii) unless and until the total liability of Buyer in respect of claims arising under Section 9.03(a), together with claims arising under section 9.03(a) of the Related Agreement, exceeds $200,000 in the aggregate, provided that there shall be no minimum Losses requirement, and liability of Buyer shall arise from and after $1.00 of Losses, in respect of Losses resulting from Buyer’s intentional misrepresentation or fraud.

9.05. Notice and Procedure. All claims for indemnification by any Indemnified Party against an Indemnifying Party under this Article shall be asserted and resolved as follows:

(a) (i) If any claim or demand for which an Indemnifying Party would be liable for Losses to an Indemnified Party is alleged or asserted by a Person other than any Buyer’s Indemnified Person or Seller’s Indemnified Person (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party, together with a copy of all papers served, if any, and specifying the nature of and alleged basis for the Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of the Third Party Claim. If the Indemnified Party fails to deliver the Claim Notice to the Indemnifying Party within 30 days after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim if and only to the extent that the Indemnifying Party’s ability to defend the Third Party Claim has been irreparably prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party within ten days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party intends, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. The assumption by the Indemnifying Party of the defense of the Third Party Claim constitutes an admission by the Indemnifying Party that the claim is one for which the Indemnifying Party is ultimately liable under this Article.

(ii) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party). The Indemnifying Party will have full control of such defense and proceedings; provided that the Indemnified Party may file during the Notice Period, at the sole cost and expense of the Indemnified Party, any motion, answer or other pleading that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 9.05(a)(iii), if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to that portion of the Third Party Claim prejudiced by the Indemnified Party’s action); and provided further that, if requested by the Indemnifying Party, the Indemnified Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross-claim against any Person (other than the Indemnified Party). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 9.05(a)(ii) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim on behalf of the Indemnified Party if (1) the Persons against whom the claim is made, or any impleaded Persons, include both the Indemnifying Party and any Indemnified Party, and (2) representation of both such Persons by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim on its own behalf and to employ counsel at the expense of the Indemnifying Party.

(iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, or if the Indemnifying Party gives such notice but fails to diligently prosecute or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in contesting the Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim or cross claim against any Person (other than the Indemnifying Party).

(iv) Notwithstanding the foregoing provisions of Section 9.05(a)(iii), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the Third Party Claim, and if such dispute is resolved pursuant to Section 9.05(c) in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to Section 9.05(a)(iii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all such costs and expenses. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 9.05(a)(iii), but the Indemnifying Party will bear its own costs and expenses with respect thereto if such participation is not at the request of the Indemnified Party.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party that is not a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party specifying the nature of and specific basis for the claim and, to the extent then feasible, the amount or the estimated amount of the claim. The failure by any Indemnified Party to give timely notice referred to in the preceding sentence shall not impair such Person’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party does not notify the Indemnified Party within ten days following its receipt of the Indemnity Notice that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party hereunder, the claim will be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) If the Indemnifying Party timely disputes its liability with respect to a claim described in a Claim Notice or an Indemnity Notice, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within 60 days following receipt of the Claim Notice or Indemnity Notice.

(d) The Indemnifying Party shall pay the amount of any liability to the Indemnified Party within 30 days following its receipt of a Claim Notice or an Indemnity Notice, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Losses in respect of the Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, promptly after any Losses in respect of such claim are actually incurred by the Indemnified Party. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party’s obligation to indemnify and the amount thereof has been determined, the amount due shall bear interest from the date that the Indemnifying Party received the Claim Notice or the Indemnity Notice until paid at the interest rate provided in Section 10.15, and in addition to any other rights it may have against the Indemnifying Party, the Indemnified Party shall have the right to set-off the unpaid amount of such claim against any amounts owed by it to the Indemnifying Party.

(e) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim, and the giving of a Claim Notice when an Indemnity Notice is properly due, or the giving of an Indemnity Notice when a Claim Notice is properly due, shall not impair such Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. Notice of any claim comprised in part of Third Party Claims and claims that are not Third Party Claims may be given pursuant to either Section 9.05(a) or 9.05(b).

9.06. Survival of Representations; Indemnity Periods.

(a) Notwithstanding the right of Buyer to investigate the Centers or any right of any Party to investigate the accuracy of the representations and warranties of another Party in this Agreement, or any actual investigation by or knowledge of a Party, Seller has, on the one hand, and Buyer and Vanguard have, on the other hand, the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement, and except as expressly provide otherwise in Section 9.02, Seller’s obligations in this Agreement to indemnify Buyer’s Indemnified Persons for breaches of any representation or warranty of Seller pursuant to this Article 9 will not be affected by any investigation by or on behalf of Buyer or by Buyer’s knowledge that any such representation is or might be untrue. The representations and warranties contained in this Agreement made by Seller and Buyer, respectively, will survive the Closing (X) indefinitely with respect to matters covered by Sections 3.02 (a), 3.04, 4.02(a) and 4.03 and (Y) until two years after the Closing Date in the case of all other representations and warranties, except that:

(i) any representation or warranty that would otherwise terminate in accordance with clause (b) above shall survive if a Claim Notice or an Indemnity Notice shall have been given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article, and

(ii) in the event of intentional misrepresentation or fraud in the making of any representation or warranty, all representations and warranties, that are the subject of the intentional misrepresentation or fraud shall survive until 60 days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby.

(b) All covenants and agreements to be performed after the Closing Date will survive the Closing for the term specified therein, or, if no term is specified, indefinitely. Rights to indemnification under this Article will survive until any claims brought hereunder shall have been satisfied or otherwise resolved as provided herein.

10.	GENERAL

10.01. Schedules.

(a) The Schedules and all exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and, without limiting the generality of the foregoing, the mere listing of a document as an exception to any representation or warranty shall not be deemed to disclose the contents of such document as an exception to any representation or warranty.

(b) At or prior to Closing, Seller shall modify or amend the Schedules or deliver to Buyer new Schedules as necessary to make each of the representations and warranties of Seller contained in Article 3 true and correct in all material respects on and as of the Closing Date, provided that without Buyer’s written consent, (i) Seller may not modify or amend any Schedule to disclose any event or circumstance that Seller knew had occurred prior to the Effective Date, (ii) Seller may not modify or amend any Schedule to disclose any event or circumstance attributable to the default or breach by Seller of any covenant or agreement contained in this Agreement, (iii) Seller may not modify or amend any Schedule relating to the representations and warranties in Section 3.05, 3.07 or 3.08, and (iv) no such modification or amendment may add any Encumbrances (other than Permitted Encumbrances) or add any Assumed Liabilities.

10.02. Tax and Government Payment Program Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party’s counsel or accountants) concerning any of the Tax or Government Payment Program effects or consequences on the other Party of the transactions provided for in this Agreement. Each Party represents that it has obtained, or may obtain, independent Tax and Government Payment Program advice with respect thereto and upon which it, if so obtained, has solely relied.

10.03. Reproduction of Documents. This Agreement and all documents relating hereto, including consents, waivers and modifications which may hereafter be executed, the Closing

Documents, financial statements, certificates and other information previously or hereafter furnished to any Party, may be reproduced by any Party by any photographic, microfilm, electronic or similar process and the Parties may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.04. Missing Consents to Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, claim or other right if the sale of the Assets would constitute an assignment thereof and without the consent of another Person such assignment would (i) constitute a breach thereof or in any material way affect the rights of Buyer thereunder, (ii) be ineffective or render the Contract void or voidable, or (iii) materially affect Buyer’s rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract, claim or right, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After Closing, the Parties shall continue to use commercially reasonable efforts to obtain the consent of the assignment of such Contract, claim or right.

10.05. Time of Essence. Time is of the essence in the performance of this Agreement, provided that, if the day on or by which a notice must or may be given, or the performance of any Party’s obligation is due, is a Saturday, Sunday or holiday for banks in San Antonio, Texas, then the day on or by which such notice must or may be given, or that such performance is due, shall automatically be extended to the first business day thereafter. This Section may be waived only in a writing expressly referring hereto.

10.06. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires or permits any consent or approval to be given by any Party or provides that any Party must or may exercise discretion, such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

10.07. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to such State’s conflicts of laws rules.

10.08. Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns. No Party may assign its rights under this Agreement without the prior written consent of the other Parties, provided that Buyer may assign this Agreement, in whole or in part, to any Affiliate of Buyer, and to any other Person who takes title to all or any portion of the Assets in connection with Buyer’s financing (including a sale/leaseback) of the transactions described herein.

10.09. Third Party Beneficiary. The terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of the Parties, Buyer’s Indemnified Persons, Seller’s Indemnified Persons, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person. Any reference in this Agreement to one or more Employee Benefit Plans of Buyer includes provisions, if any, in such plans permitting their termination or amendment and any covenant in this Agreement to provide any Employee Benefit Plan shall not be deemed or construed to limit Buyer’s right to terminate or amend such plan of Buyer in accordance with its terms.

10.10. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy permitted the waiving Party in this Agreement (i) shall not waive or be construed to waive any subsequent breach or violation of the same provision (ii) shall not waive or be construed to waive a breach or violation of any other provision, and (iii) must be express and must be in writing and may not be presumed or inferred from any Party’s conduct. Except as expressly provided otherwise in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

10.11. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (i) on the date tendered by personal delivery, (ii) on the date received by facsimile or other electronic means, (iii) on the date tendered for delivery by nationally recognized overnight courier, or (iv) on the date tendered for delivery by United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

If to Buyer or Vanguard:	Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Attn: General Counsel

Facsimile: 615.665.6197

If to Seller:	Radiologix, Inc.

3600 Chase Tower

2200 Ross Avenue

Dallas, TX 75201-2776

Attn: President & Chief Executive Officer

Facsimile: 214.303.2778

or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section.

10.12. Misdirected Payments; Offset. Each Party shall remit to the proper Party with reasonable promptness any monies received by such Party that should have been received by the other Party pursuant to the terms of this Agreement, including any monies received by Buyer with respect to the Accounts Receivables. If Buyer reasonably determines after Closing that funds previously paid or credited to Seller in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, Seller shall be responsible for the repayment of said monies (and the defense of such actions). If any Party suffers any deduction to or offset or withhold against amounts due to such Party as a result of amounts owed by another Party, the other Party shall promptly pay to such Party the amounts so billed or offset upon demand. Any amounts due Buyer by Seller or its Affiliate, or due Seller by Buyer or its Affiliate, may be offset against monies or other funds held by the Party entitled to payment.

10.13. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.14. Entire Agreement; Amendment. This Agreement supersedes all previous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties representing the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the Parties on or after the Effective Date. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Article 9, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. Each representation, warranty and covenant contained in this Agreement has independent significance and if any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative level of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed the Parties.

10.15. Interest. Unless otherwise provided herein to the contrary, any monies required to be paid by any Party to another Party pursuant to this Agreement shall be due two business days after demand therefor and if not paid when due shall accrue interest from and after the due date to and including the date full payment is made at an annual rate equal to the average prime rate of Citibank, N.A., during such period plus three percent per annum.

10.16. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

10.17. Confidentiality; Public Announcements.

(a) Except as required by Legal Requirements, Seller and Radiologix, on the one hand, and Buyer and Vanguard, on the other hand, shall keep this Agreement and its contents confidential and not disclose the same to any Person (except the Parties’ attorneys, accountants or other professional advisors and except to the applicable Governmental Authorities in connection with any required notification or application for approval or a license or exemption therefrom) without the prior written consent of the other Party.

(b) At all times before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other Party’s approval of the text of any public report, statement or release to be made on behalf of such Party. If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party’s disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof. Nothing herein shall prohibit any Party from responding to questions presented by the press or media without first obtaining prior written consent of the other Party.

11.	GUARANTEES

11.01. Guarantee of Buyer’s Obligations. Vanguard, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing Documents subject to the terms hereof and thereof and so undertakes to Seller that, if and whenever Buyer is in default, Vanguard will on demand duly and promptly perform or procure the performance of Buyer’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated, as the case may be, if at any time any sum paid to Seller must be restored by Seller upon the bankruptcy, liquidation or reorganization of Buyer. Vanguard’s obligations under this Section shall not be affected or discharged in any way by any proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief laws.

11.02. Guarantee of Seller’s Obligations. Radiologix, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Seller of Seller’s obligations under this Agreement and each of the Closing Documents subject to the terms hereof and thereof and so undertakes to Buyer and Vanguard that, if and whenever Seller is in default, the Foundation will on demand duly and promptly perform or procure the performance of Seller’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Seller under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated, as the case may be, if at any time any sum paid to Buyer or Vanguard must be restored by Buyer or Vanguard upon the bankruptcy, liquidation or reorganization of Seller. Radiologix’s obligations under this Section shall not be affected or discharged in any way by any proceeding with respect to Seller under any federal or state bankruptcy, insolvency or debtor relief laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.

M & S IMAGING PARTNERS, L.P.		RADIOLOGIX, INC.

By:	M & S Imaging Partners, I, Inc. General Partner	By:	Michael L. Silhol

		Title:	Senior Vice President

By:	Michael L. Silhol

Title:	Senior Vice President

VHS SAN ANTONIO IMAGING PARTNERS, L.P.		VANGUARD HEALTH SYSTEMS, INC.

By:	VHS Acquisition Subsidiary Number 5, Inc. General Partner	By:

Title:

By:

Title: